Exhibit 99.1

LaSalle Hotel Properties

4800 Montgomery Lane, Suite M25

Bethesda, MD 20814

Ph. (301) 941-1500

Fax (301) 941-1553

www.lasallehotels.com

News Release

Contact: Raymond Martz, Vice President of Finance & Investor Relations—Bethesda +301/941-1516

LA SALLE HOTEL PROPERTIES REPORTS SECOND QUARTER RESULTS

RevPAR Declines 4.0 Percent for the Quarter

BETHESDA, MD, July 21, 2003 — LaSalle Hotel Properties (NYSE: LHO) today reported net income of $32.2 million, or $1.70 per diluted share/unit for the second quarter 2003, compared to net income of $1.2 million, or $0.06 per diluted share/unit for the prior year period.

For the second quarter 2003, the Company generated funds from operations (“FFO”) of $7.0 million versus $10.0 million for the same period of 2002. On a per diluted share/unit basis, FFO for the second quarter 2003 was $0.36 versus $0.52 a year ago. The Company’s EBITDA for the quarter increased to $49.2 million from $17.5 million for last year. The Company’s net income and EBITDA reported for the current quarter include a $37.1 million gain on sale from the New Orleans Grande Hotel, which was sold on April 21, 2003 and a $2.5 million impairment expense related to the Company’s investment in the Holiday Inn Beachside Resort. However, the gain and impairment expense are not included in FFO, pursuant to The White Paper definition of FFO approved by NAREIT.

Room revenue per available room (“RevPAR”) for the quarter ended June 30, 2003 versus the same period in 2002 decreased 4.0 percent to $96.97. The average daily rate (“ADR”) of $141.88 was down 3.5 percent from the prior year period, while occupancy declined 0.6 percent to 68.3 percent. These RevPAR results exclude the New Orleans Grande Hotel for the current year and prior year periods, but include results from the recently acquired Lansdowne Resort for the month of June for the current year and prior year periods.

“Lodging demand in the second quarter, especially at our business-oriented hotels, was negatively impacted by the war in Iraq and heightened terrorism alerts,” noted Jon Bortz, Chairman and Chief Executive Officer of LaSalle Hotel Properties. “Our portfolio experienced occupancy declines during April and the beginning of May, with lodging demand flat during the rest of the quarter. Pricing pressures continued throughout the quarter. Nonetheless, our resort-oriented properties continued to experience positive RevPAR growth during the quarter due to the continued strength of the leisure traveler, despite the negative impact of unusually bad weather throughout the country.”

The Company’s hotels generated $17.0 million of EBITDA for the second quarter compared with $20.6 million for the same period last year. Second quarter EBITDA margins across the Company’s portfolio declined 348 basis points (“bps”) from the prior year. EBITDA margins in the quarter were weak due to the drop in RevPAR caused by the war in Iraq, declining ADR and continued operating cost pressures, such as rising labor costs, health benefits, insurance, property taxes and energy.

On April 21, the Company sold its 494-room New Orleans Grande Hotel for $92.5 million. This resulted in a $37.1 million gain on sale. In conjunction with the sale of the New Orleans property and the assumption of the debt by the purchaser, the Company recognized a $0.8 million non-cash expense in the second quarter relating to the early disposition of debt associated with the hotel.

In May, LaSalle completed its $4.8 million renovation of the 222-room historic Hotel Viking, located in Newport, Rhode Island. The renovation was completed in-line with the budget and project schedule and included a full reconstruction of over 10,000 square feet of meeting space, creation of a full-service spa and upgrades to its restaurant, guestrooms and public corridors.

On June 17, the Company acquired Lansdowne Resort for $115.8 million. The AAA Four-Diamond resort, located on 556 acres in Lansdowne, Virginia along the Potomac River, currently features 296 guest rooms and suites, an 18-hole championship golf course designed by award-winning architect Robert Trent Jones, Jr. and 45,000 square feet of conference center meeting and pre-function space. A second 18-hole championship golf course, designed by world-renowned golfer Greg Norman, and a 30,000 to 35,000 square foot clubhouse are currently under development and are scheduled for completion by mid-2005. As a result of this new investment, the Company has successfully redeployed the required proceeds from the sale of the New Orleans Grande Hotel through an Internal Revenue Code Section 1031 like kind exchange (“1031-Exchange”).

“We believe that we are entering a new lodging cycle, and as a result, this is the time to acquire high quality properties such as Lansdowne Resort,” said Mr. Bortz. “Declining hotel supply growth, combined with our repositioning programs and aggressive asset management, should translate into superior returns for our hotels as the economy improves and the lodging industry recovers.”

Following the acquisition of Lansdowne Resort, the Company priced 2,245,000 common shares of beneficial interest resulting in net proceeds of approximately $32.0 million. The proceeds related to the offering were used to reduce the outstanding balance on the Company’s credit facility.

As of the end of the second quarter 2003, LaSalle Hotel Properties had total outstanding debt of $278.6 million, including its $11.9 million portion of the joint venture debt related to the Chicago Marriott. The Company’s $210.0 million unsecured credit facility had $91.0 million outstanding as of June 30, 2003. Interest expense for the quarter was $3.3 million, resulting in a trailing 12-month Corporate EBITDA to interest coverage ratio of 3.25 times. As of June 30, 2003, total debt to trailing 12-month Corporate EBITDA equaled 4.95 times, one of the lowest in the industry.

Subsequent Events

On July 14, the Company announced that it succeeded in having Meridien evicted as tenant and manager of its 407-room Dallas convention hotel. The eviction was the result of the legal proceedings that the Company has been pursuing since January 2002 to enforce its rights under the lease agreement with Meridien. The hotel has been rebranded as the Westin City Center Dallas and is now operated by Starwood Hotels & Resorts Worldwide, Inc. (NYSE: HOT).

Additionally, the Company announced it has commenced a $3.0 million renovation program at the Westin City Center Dallas. This program includes installation of Westin’s signature Heavenly Bed® and Heavenly Bath® in all guestrooms, as well as Westin Service Express® and Westin One Call®. The Company is also refurbishing the lobby and installing new hotel management information systems. The $3.0 million renovation program includes approximately $0.5 million of non-recurring transition costs that will be expensed in the third quarter.

The Company remains in litigation with Meridien Hotels, Inc. and related affiliates regarding the lease terminations at the Dallas and New Orleans hotels. In the second quarter of 2003, the Company recognized $0.4 million in additional holdover rent related to the Dallas property. The additional holdover rent is recorded as other income in the accompanying consolidated financial statements.

On July 15, 2003, the Company announced the payment of a monthly dividend of $0.07 per share for each month of the third quarter, which equates to an annualized dividend of $0.84 per share. This represents a 5.3 percent yield based on the closing price of the Company’s common stock on July 21, 2003. The July dividend will be paid on August 15, 2003 to common shareholders of record on July 31, 2003. The August and September dividends will be paid on September 15 and October 15, 2003, respectively, to common shareholders of record on August 29 and September 30, 2003, respectively.

On July 16, 2003 the Company changed its intent from holding the Holiday Inn Beachside Resort to selling the property. The decision was made based on the renovation needs of the property and unsolicited interest to acquire the property. In conjunction with the decision, the Company determined there was a $2.5 million impairment to the value of the property which was recorded in the second quarter and the asset will be reclassified as an asset held for sale in the third quarter. Concurrent with a sale, the Company would recognize a $0.3 million non-cash expense relating to the early retirement of debt associated with the property that would be assumed by the purchaser.

2003 Outlook

The Company believes the biggest challenges during the second half of 2003 remain the continued weak economic recovery and reduction in employment levels, which have negatively impacted business travel. Additionally, hotel profit margins remain difficult to maintain due to continued rate pressure, wage and benefit increases, higher energy and insurance costs and increased property taxes. As a result, the Company believes industry-wide RevPAR will be down 1.0 to 2.5 percent in 2003 as compared to 2002. With industry RevPAR down 2.6 percent through May on a year to date basis, the Company believes RevPAR for the remainder of the year will likely be flat to slightly positive.

“We believe that travel in general, and more specifically, business travel bottomed in April and May and they have been slowly improving as geopolitical uncertainties have declined. While our travel and lodging demand indicators are mixed, they have improved in the last 90 days,” noted Mr. Bortz. “Consumer confidence recovered significantly following the end of major hostilities in Iraq and corporate profits have continued to grow so far this year. Airline passenger traffic and employment growth, on the other hand, continue to show negative trends. As a result, we believe that the lodging industry is likely to experience only a gradual improvement in lodging demand during the second half of 2003, with a meaningful improvement not expected until 2004 at the earliest. Nevertheless, we think the worst has passed, assuming no further unexpected geopolitical or economic shocks.”

The Company expects that its portfolio will outperform the industry in 2003 due to its significant resort component and the recently renovated and repositioned hotels in Washington, D.C. and Newport, Rhode Island. Moreover, the recently acquired Lansdowne Resort, which continues to benefit from the strength of the drive-to resort segment, should also contribute to the Company’s outperformance versus the industry. Consequently, the Company currently expects that its 2003 portfolio RevPAR growth will be flat to down two percent, with third quarter RevPAR growth also flat to down two percent.

Based upon these RevPAR assumptions, the Company’s 2003 FFO is anticipated to be in the range of $26.6 million to $28.6 million or $1.30 to $1.40 per diluted share/unit. Third quarter FFO is expected to be $11.9 to $12.9 million or $0.55 to $0.60 per diluted share/unit. Corporate EBITDA is forecasted to be in the range of $87.6 million to $89.6 million for 2003, which includes the $37.1 million gain on sale from the New Orleans Grande Hotel and the $2.5 million impairment expense related to the Holiday Inn Beachside Resort. Third quarter Corporate EBITDA is expected to be $19.7 million to $20.7 million or $0.91 to $0.96 per diluted share/unit. The anticipated FFO for the year includes the $0.8 million non-cash expense related to the assumption by the buyer of the debt on the New Orleans hotel, $0.5 million of non-recurring transition expenses related to the rebranding of the Dallas hotel to a Westin, $0.1 million related to acquisitions pursued but not consummated in the second quarter, and $0.3 million in non-cash expenses in the second half of the year for the early extinguishment of debt related to the Holiday Inn Beachside Resort.

LaSalle Hotel Properties is a leading multi-tenant, multi-operator real estate investment trust, which owns interests in 17 upscale and luxury full-service hotels, totaling approximately 5,600 guest rooms in 13 markets in 11 states and the District of Columbia. LaSalle Hotel Properties focuses on investing in upscale and luxury full-service hotels located in urban, resort and convention markets. The Company seeks to grow through strategic relationships with premier internationally recognized hotel operating companies including Marriott International, Inc., Radisson Hotels International, Inc., Starwood Hotels & Resorts Worldwide, Inc., Interstate Hotels and Resorts, Inc., Crestline Hotels and Resorts, Inc., Outrigger Lodging Services, Noble House Hotels & Resorts, Hyatt Hotels Corporation, Benchmark Hospitality, and the Kimpton Hotel & Restaurant Group, LLC.

The Company considers funds from operations (“FFO”) and earnings before interest, taxes, depreciation and amortization (“EBITDA”) to be key measures of the Company’s performance and should be considered along with, but not as an alternative to, net income and cash flow as a measure of the Company’s operating performance and liquidity. The Company believes that FFO and EBITDA are helpful to investors as a measure of the performance of an equity REIT because, along with cash flow from operating activities, financing activities and investing activities, they provide investors with an indication of the ability of an equity REIT to incur and service debt, to make capital expenditures and to fund other cash needs.

Certain matters discussed in this press release may be deemed to be forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although LaSalle Hotel Properties believes the expectations reflected in such forward looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Certain factors that could cause actual results to differ materially from the Company’s expectations are listed in the Company’s Form 10-K for the year ended December 31, 2002 and subsequent SEC reports and filings. LaSalle Hotel Properties assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

# # #

Additional Contacts:

Hans Weger, Chief Financial Officer, LaSalle Hotel Properties – 301/941-1516

For additional information, please visit our web site at www.lasallehotels.com

LASALLE HOTEL PROPERTIES

Consolidated Statements of Operations

(Dollars in thousands, except per share data)

(Unaudited)

	For the three months ended June 30,
	2003	2002
Revenues:
Hotel operating revenues:
Room revenue	$26,023	$26,144
Food and beverage revenue	14,253	13,683
Other operating department revenue	4,230	3,981
Participating lease revenue	5,535	5,199
Interest income	62	74
Other income	387	—

Total revenues	50,490	49,081

Expenses:
Hotel operating expenses:
Room	6,576	6,124
Food and beverage	10,121	9,525
Other direct	2,292	1,959
Other indirect	12,873	12,253
Depreciation and other amortization	8,372	7,390
Real estate taxes, personal property taxes and insurance	2,440	2,130
Ground rent	851	691
General and administrative	1,808	1,407
Interest	3,267	2,617
Amortization of deferred financing costs	584	569
Impairment of investment in hotel property	2,453	—
Other expenses	79	7

Total expenses	51,716	44,672

Income (loss) before income tax benefit (expense), minority interest, equity in earnings of unconsolidated entities and discontinued operations	(1,226)	4,409
Income tax benefit (expense)	47	(744)

Income (loss) before minority interest, equity in earnings of unconsolidated entities and discontinued operations	(1,179)	3,665
Minority interest in LaSalle Hotel Operating Partnership, L.P.	19	(105)

Income (loss) before equity in earnings of unconsolidated entities and discontinued operations	(1,160)	3,560
Equity in earnings of unconsolidated entities:
Equity in income of joint venture	324	132

Total equity in earnings of unconsolidated entities	324	132
Income (loss) before discontinued operations	(836)	3,692
Discontinued operations:
Income (loss) from operations of property disposed of	(662)	47
Gain on sale of property disposed of	37,091	—
Minority interest	(808)	(1)
Income tax benefit	5	—

Net income from discontinued operations	35,626	46

Net income	34,790	3,738
Distributions to preferred shareholders	(2,558)	(2,557)

Net income applicable to common shareholders	$32,232	$1,181

Earnings per Common Share—Basic:
Income (loss) applicable to common shareholders before discontinued operations and extraordinary loss	$(0.18)	$0.06
Discontinued operations	1.90	0.00

Net income applicable to common shareholders	$1.72	$0.06

Earnings per Common Share—Diluted:
Income (loss) applicable to common shareholders before discontinued operations and extraordinary loss	$(0.18)	$0.06
Discontinued operations	1.88	0.00

Net income applicable to common shareholders	$1.70	$0.06

Weighted average number common shares outstanding:
Basic	18,738,977	18,680,432
Diluted	18,912,120	18,887,917

LASALLE HOTEL PROPERTIES

Comparable FFO and Comparable EBITDA

(Dollars in thousands, except per share data)

(Unaudited)

	For the three months ended June 30,
	2003	2002
Funds From Operations (FFO):
Net income applicable to common shareholders	$32,232	$1,181
Depreciation	8,349	8,358
Equity in depreciation of joint venture	254	243
Amortization of deferred lease costs	19	9
Minority interest:
Minority interest in LaSalle Hotel Operating Partnership, L.P.	(19)	105
Minority interest in discontinued operations	808	1
Gain on sale of property disposed of	(37,091)	—
Impairment of investment in hotel property	2,453	—
Equity in extraordinary loss of joint venture	—	150

FFO	$7,005	$10,047

FFO per common share and unit:
Basic	$0.37	$0.53
Diluted	$0.36	$0.52
Weighted average number of common shares and units outstanding:
Basic	19,163,597	19,123,615
Diluted	19,336,740	19,331,100
Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA):
Net income applicable to common shareholders	$32,232	$1,181
Interest	3,474	3,580
Equity in interest expense of joint venture	147	138
Income tax (benefit) expense:
Income tax (benefit) expense	(47)	744
Income tax benefit from discontinued operations	(5)	—
Depreciation and other amortization	8,384	8,379
Equity in depreciation/amortization of joint venture	282	263
Amortization of deferred financing costs	1,389	596
Minority interest:
Minority interest in LaSalle Hotel Operating Partnership, L.P.	(19)	105
Minority interest in discontinued operations	808	1
Distributions to preferred shareholders	2,558	2,557

EBITDA	$49,203	$17,544

LASALLE HOTEL PROPERTIES

Consolidated Statements of Operations

(Dollars in thousands, except per share data)

(unaudited)

	For the six months ended June 30,
	2003	2002
Revenues:
Hotel operating revenues:
Room revenue	$44,777	$44,181
Food and beverage revenue	24,375	22,485
Other operating department revenue	6,178	6,104
Participating lease revenue	10,495	10,272
Interest income	124	154
Other income	796	12

Total revenues	86,745	83,208

Expenses:
Hotel operating expenses:
Room	12,375	11,259
Food and beverage	18,308	16,391
Other direct	3,730	3,487
Other indirect	23,523	21,777
Depreciation and other amortization	16,959	15,035
Real estate taxes, personal property taxes and insurance	4,789	4,406
Ground rent	1,623	1,421
General and administrative	3,764	3,063
Interest	6,187	6,281
Amortization of deferred financing costs	1,175	1,117
Impairment of investment in hotel property	2,453	—
Other expenses	79	7

Total expenses	94,965	84,244

Loss before income tax benefit, minority interest, equity in earnings of unconsolidate entities and discontinued operations	(8,220)	(1,036)
Income tax benefit	2,776	1,336

Income (loss) before minority interest, equity in earnings of unconsolidated entities and discontinued operations	(5,444)	300
Minority interest in LaSalle Hotel Operating Partnership, L.P.	118	(8)

Income (loss) before equity in earnings of unconsolidated entities and discontinued operations	(5,326)	292
Equity in earnings of unconsolidated entities:
Equity in income of joint venture	117	35

Total equity in earnings of unconsolidated entities	117	35
Income (loss) before discontinued operations	(5,209)	327
Discontinued operations:
Income from operations of property disposed of	39	1,039
Gain on sale of property disposed of	37,091	—
Minority interest	(822)	(24)
Income tax expense	(64)	—

Net income from discontinued operations	36,244	1,015
Net income	31,035	1,342
Distributions to preferred shareholders	(5,115)	(3,296)

Net income (loss) applicable to common shareholders	$25,920	$(1,954)

Earnings per Common Share—Basic:
Loss applicable to common shareholders before discontinued operations	$(0.56)	$(0.16)
Discontinued operations	1.94	0.06

Net income (loss) applicable to common shareholders	$1.38	$(0.10)

Earnings per Common Share—Diluted:
Loss applicable to common shareholders before discontinued operations	$(0.55)	$(0.16)
Discontinued operations	1.92	0.06

Net income (loss) applicable to common shareholders	$1.37	$(0.10)

Weighted average number common shares outstanding:
Basic	18,725,717	18,679,391
Diluted	18,874,406	18,854,772

LASALLE HOTEL PROPERTIES

FFO and EBITDA

(Dollars in thousands, except per share data)

(Unaudited)

	For the six months ended June 30,
	2003	2002
Funds From Operations (FFO):
Net income (loss) applicable to common shareholders	$25,920	$(1,954)
Depreciation	16,914	16,968
Equity in depreciation of joint venture	503	484
Amortization of deferred lease costs	27	16
Minority interest:
Minority interest in LaSalle Hotel Operating Partnership, L.P.	(118)	8
Minority interest in discontinued operations	822	24
Gain on sale of property disposed of	(37,091)	—
Impairment of investment in hotel property	2,453	—
Equity in extraordinary loss of joint venture	—	150

FFO	$9,430	$15,696

FFO per common share and unit:
Basic	$0.49	$0.82
Diluted	$0.49	$0.81
Weighted average number of common shares and units outstanding:
Basic	19,150,403	19,122,575
Diluted	19,299,092	19,297,955
Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA):
Net income (loss) applicable to common shareholders	$25,920	$(1,954)
Interest	7,339	8,200
Equity in interest expense of joint venture	293	275
Income tax benefit:
Income tax benefit	(2,776)	(1,336)
Income tax expense from discontinued operations	64	—
Depreciation and other amortization	16,971	17,008
Equity in depreciation/amortization of joint venture	558	519
Amortization of deferred financing costs	2,007	1,172
Minority interest:
Minority interest in LaSalle Hotel Operating Partnership, L.P.	(118)	8
Minority interest in discontinued operations	822	24
Distributions to preferred shareholders	5,115	3,296

EBITDA	$56,195	$27,212

LASALLE HOTEL PROPERTIES

Statistical Data for the Hotels

	For the Three Months Ended		For the Six Months Ended
	June 30, 2003	June 30, 2002	June 30, 2003	June 30, 2002
TOTAL PORTFOLIO
Occupancy	68.3%	68.7%	63.1%	62.6%
Increase/(Decrease)	(0.6)%		0.7%
ADR	$141.88	$146.98	$136.10	$140.21
Increase/(Decrease)	(3.5)%		(2.9)%
REVPAR	$96.97	$101.03	$85.82	$87.82
Increase/(Decrease)	(4.0)%		(2.3)%

Note:

This schedule includes the operating data for the properties leased to LHL, leased to third parties and the Company’s 9.9% interest in The Chicago Marriott Downtown joint venture.

LASALLE HOTEL PROPERTIES

Hotel Operational Data

Schedule of Property Level Results

(unaudited, dollars in thousands)

	For the Three Months Ended		For the Six Months Ended
	June 30, 2003	June 30, 2002	June 30, 2003	June 30, 2002
Revenues
Room	37,517	39,969	68,126	70,339
Food & beverage	21,385	22,772	38,884	38,792
Other	6,557	7,044	10,404	11,069

Total hotel sales	65,459	69,785	117,414	120,200
Expenses
Room	8,811	9,066	17,354	16,992
Food & beverage	14,442	14,998	27,322	27,183
Other direct	3,722	3,591	6,318	6,231
General & administrative	14,781	14,673	29,742	28,379
Management fees	2,599	2,893	3,777	3,991
Fixed expenses	4,072	3,975	8,240	7,933

Total hotel expenses	48,427	49,196	92,753	90,709
EBITDA	17,032	20,589	24,661	29,491

Note:

This schedule includes the operating data for the properties leased to LHL, leased to third parties and the Company’s 9.9% interest in The Chicago Marriott Downtown joint venture.